                        Annual Meeting of Stockholders
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The Annual Meeting of Stockholders was held on March 28,
2000. For those nominated, the following votes were cast for directors:

                                                       votes
                                      votes for
withheld
                                      ----------      ------
--
  (A) Enrique R. Arzac:               12,286,551
208,211

  (B) Daniel E. Emerson:              12,243,420
251,342

  (C) Thomas H. Lenagh:               12,197,845
296,917

  (D) W.D. MacCallan:                 12,274,118
220,644

  (E) W. Perry Neff:                  12,240,693
254,069

  (F) Douglas G. Ober:                12,291,881
202,881

  (G) Landon Peters:                  12,263,584
231,178

  (H) John J. Roberts:                12,197,563
297,199

  (I) Susan C. Schwab:                12,242,483
252,279

  (J) Robert J.M. Wilson:             12,228,467
266,295

A proposal to approve and ratify the selection of PricewaterhouseCoopers LLP as the firm of independent accountants of the Corporation for 2000 was approved with 12,273,718 votes for, 110,104 votes against, and 110,940 votes abstaining.

A proposal to approve an amendment to Article SIXTH of the Articles of Incorporation to increase the number of authorized shares of Common Stock of the Corporation from 25,000,000 shares to 50,000,000 shares and to remove a class of convertible preferred stock, par value $25.00 per share, was approved with 11,634,459 votes for, 665,175 votes against, and 195,128 votes abstaining.

A proposal to approve an amendment to the Corporation's investment policy to change the Corporation's subclassification under the Investment Company Act of 1940 from a diversified investment company to a non-diversified investment company was approved with 7,957,752 votes for, 380,811 votes against, and 260,762 votes abstaining.

Stockholder proposals to be included in the proxy statement for next year's Annual Meeting must be received at the offices of the Corporation by October 26, 2000. The date stated in the 2000 Proxy Statement was incorrect.